                                                                    EXHIBIT 99.1

MEDIA CONTACT:                                         IR CONTACT:
Susan Kraus, 781-865-3511                              George Lieb, 781-865-4121
John Vincenzo, 781-865-5468                            Ed Harper, 781-865-7574

                                                   INDIVIDUAL INVESTORS:
                                                   Arleen Llerandi, 781-865-3544

                                                                  August 8, 2001
               GENUITY DELIVERS 13 PERCENT ANNUAL REVENUE GROWTH;
                    EARNINGS IN LINE WITH PREVIOUS GUIDANCE


Woburn, Mass. -- Genuity Inc. (NASDAQ: GENU) today announced second quarter 2001 results with revenues of $303 million in the quarter, an increase of 13 percent over the second quarter of 2000. This reflects increases in all domestic segments, including 20 percent growth in Managed Web Hosting and Value-Added Services.

Second quarter 2001 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from operations, which improved slightly from the prior quarter, was a loss of $195 million. Including a special charge of approximately $48 million related to the previously announced separation of employees and consolidation of facilities, the consolidated EBITDA loss for the quarter was $243 million. Genuity's second quarter 2001 pro forma loss per share from operations, assuming full conversion of Class B common stock, was $0.31, favorable to Genuity's previously provided guidance. Including the special charge, the reported pro forma loss per share was $0.36.

"Our two-pronged strategy, which we announced earlier this year, focuses on increasing revenue and improving margins through growth in our Managed Web Hosting and Value-Added Services lines of business, and reducing costs to improve the profitability of our other service offerings," said Genuity Chairman and Chief Executive Officer Paul R. Gudonis. "We continue to believe that our strategic direction is sound and will create long-term value for our shareholders, but the significant slowdown in IT spending continues to affect the pace of growth in our business and the full realization of the financial benefits of this strategy. In light of the economic environment, last quarter we announced a workforce reduction and also have begun to realize the improvement in our circuit cost initiatives, enabling us to meet our earnings objectives for the quarter and going forward."

CONTINUED YEAR-OVER-YEAR REVENUE GROWTH IN ALL DOMESTIC SEGMENTS

Consolidated revenue for the second quarter grew 13 percent over the prior year's quarter, or 36 percent, excluding revenues from services provided to AOL.

Genuity's total access revenues grew 13 percent as compared to last year's second quarter, and 50 percent, or $42 million, excluding revenues from AOL. Broadband revenues contributed to the majority of the access growth in the quarter, driven by an approximate 500 percent increase in both revenue and subscribers from the prior year quarter. Access revenue growth also benefited from a 28 percent increase in dedicated connectivity services.

Domestic revenues from AOL decreased 14 percent year-over-year due to contractual price reductions entered into in late 1999, which became effective September 1, 2000. Domestic revenues from AOL increased 7 percent from the prior quarter, the result of Genuity providing a higher volume of dial and DSL services to the company. Total AOL revenues now represent 34 percent of total Genuity revenue, compared to 45 percent in last year's second quarter.

Managed Web Hosting and Value-Added Services revenues grew 20 percent over the same quarter last year, including sales of Genuity's Black Rocket eBusiness Network Platform and upselling additional hosting services to existing customers. The second quarter results also reflect a higher level of non-service-related customer credits. Normalizing for these adjustments, Managed Web Hosting and Value-Added Services recurring revenue increased 30 percent.

International services revenues for the second quarter were $14 million, a decline of approximately 16 percent, or $3 million, year-over-year. Normalizing for an unusual item recorded in the second quarter of 2000 and for the weaker Yen, International revenues decreased 1 percent during this period with higher access connections being offset by lower pricing in the connectivity business. Transport revenues grew 22 percent, or nearly $5 million, as compared with the same quarter last year.

OPERATIONAL HIGHLIGHTS
Second quarter operational highlights include:

 . Announced Genuity's intention to acquire Integra, a premier pan-European provider of managed hosting and eBusiness solutions, and opened a state-of-the-art European data center in Amsterdam. These moves signal the beginning of Genuity's deployment of managed hosting and Black Rocket services in major European markets.

 . Reduced headcount in light of softer economic conditions resulting in a reduction of 16 percent of full-time equivalent employees, somewhat larger than the 14 percent previously announced.

 . Added new customers and sold additional services to existing customers including; Pratt & Whitney (Hosting); EarthLink (DSL); Equiva (Hosting); OOiPtech (International Hosting); Compaq Computer (Dedicated Access); Globecom Interactive (Hosting); Ernst & Young (Dial); U.S. Department of Treasury (Dedicated Access); Microsoft (Dedicated Access).

 .  Signed new contracts totaling approximately $104 million in gross First-year
   Contract Value (FCV), up from $86 million last quarter.

 . Sold new managed Web hosting contracts with an increased average deal size of $735,000. Excluding an exceptionally large contract, the average size of new managed Web hosting contracts was $341,000 in the second quarter of 2001, compared with $234,000 during the second quarter of 2000. This represents a 46 percent increase over the prior year quarter.

 . Increased dedicated access connections by 9 percent from the previous year, to 4,150 in the second quarter, with average annual revenue per connection increasing 11 percent to approximately $48,100. Increased network service delivery points in the quarter to 295, a 36 percent increase from the second quarter last year.

 . Grew DSL subscribers to 452,100, a 39 percent sequential increase from the first quarter of 2001.

 . Continued modem migration from leased circuits to Genuity's network. Forty percent of installed dial-up modems now reside on our network compared to 18 percent a year ago.

 .  Received recognition from multiple industry and financial sources including:

   -  Named to the Russell 2000 Index;

   - Won Web Hosting Magazine's "Best Hosts" Award in the managed hosting category;
   - Won Network Magazine's "Product of the Year" for managed security services; and
   -  Named #46 on the VAR Business 500 list of the largest solutions providers.

FINANCIAL HIGHLIGHTS

 . Cost of Sales increased 12 percent over the second quarter of last year and remained flat compared to the prior quarter. The increase over the second quarter of last year is due primarily to an increase in unit volume versus the prior year and the geographic expansion of Genuity's network to provide access to a broader base of customers.

 . Circuit costs as a percentage of revenues improved 150 basis points over the first quarter of 2001.

 . Selling, General & Administrative (SG&A) expenses increased 23 percent over the prior year due principally to increased marketing and branding efforts, and sales expenses. SG&A remained flat compared to the prior quarter, including a higher provision for bad debt recorded in the quarter. Net of provisions for bad debts in both quarters, SG&A expenses declined $7 million, or 5 percent, sequentially.

 .  EBITDA (excluding special charge) in the quarter was a loss of $195 million.
   Depreciation and Amortization of $103 million in the quarter was an increase of $41 million versus last year's quarter, and an increase of $10 million sequentially.

 . Capital expenditures during the second quarter were $410 million, which was $72 million, or 21 percent, higher than the second quarter of 2000. Year-to-date, Genuity's capital expenditures were approximately $561 million out of the projected $1.4 billion to be spent in 2001.

 . Verizon has agreed to amend its short-term loan with Genuity to increase from $900 million to $1.15 billion the principal amount that may be borrowed in 2001.

FINANCIAL GUIDANCE

Genuity is reaffirming its financial guidance with the exception of its annual revenue targets. In light of continued soft economic conditions, most notably for IT purchasing, the Company is revising its revenue guidance for 2001 to $1.2-$1.25 billion. Previous guidance was $1.3-$1.35 billion. Guidance for third quarter revenue growth is for flat to low single digits percent sequential growth.

Despite the softer economic conditions impacting Genuity's revenues, the Company's aggressive cost reduction initiatives allow it to maintain the other elements of its financial guidance for 2001:

 .  Pro forma EPS loss of $1.30-$1.35;
 .  EBITDA loss of $675-$700 million;
 .  Capital expenditures of $1.4 billion.

Additionally, the Company continues to target the first full quarter of Gross Margin positive results in the fourth quarter 2001. The EBITDA breakeven point is expected to be reached in the latter part of 2002, with the first full year of positive EBITDA in 2003. These profitability targets are unchanged from prior guidance. Capital expenditures for 2001 to 2004 are targeted to be in the $4-$5 billion range, also unchanged from prior guidance.

This financial guidance excludes the special charge of $48 million announced today, and excludes any impact from our proposed acquisition of Integra.

ABOUT GENUITY

Genuity is a leading Internet infrastructure services provider and the first company in the industry to offer an eBusiness Network Platform. Genuity combines its Tier 1 network with its full portfolio of managed Internet services, including dedicated, remote and broadband access, Web hosting and Internet security to develop a platform for creating scalable and repeatable managed eBusiness solutions. With annual revenues of more than $1 billion, Genuity (NASDAQ: GENU) is a global company with offices and partnerships throughout the U.S., Europe, Asia and Latin America. Additional information about Genuity can be found at www.genuity.com.

                                     # # #

A copy of this release and associated tables can be found on the Internet at www.genuity.com.
---------------

Genuity will discuss its second quarter results at 9:00 am (EDT) on August 8, 2001. Individual investors may listen in on the call by dialing 212-676-5213 or via the Web by going to www.genuity.com/investor.

                           FORWARD-LOOKING STATEMENTS
                           --------------------------

This announcement contains forward-looking statements. For each of these statements, Genuity Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. If future events and actual performance differ materially from Genuity's assumptions, actual results could vary significantly from the performance projected in these forward-looking statements.


These forward-looking statements are based on the company's current knowledge, beliefs, expectations and specific assumptions with respect to future business decisions. Accordingly, the statements are subject to significant risks, contingencies and uncertainties that could cause actual operating results, performance or business prospects to differ materially from those expressed in, or implied by, these statements. These risks, contingencies and uncertainties include, but are not limited to: expectations as to the company's future revenues, margins, expenses and capital requirements; the company's ability to develop and maintain a successful relationship with significant customers; successfully maintaining and continuing to strengthen our brand recognition; and expansions relating to our capacity and network infrastructure.

For a more detailed discussion of the risks and uncertainties of Genuity's business, please refer to the company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 30, 2001, which discusses in greater detail the important factors that could cause actual results to differ materially.

The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Further disclosures that the company makes on related subjects in its additional filings with the Securities and Exchange Commission should be consulted.

                                     # # #


Copyright (C) 2001 Genuity Inc. All Rights Reserved. Genuity and Black Rocket are trademarks of Genuity Inc. All other trademarks are the property of their respective owners.

GENUITY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
================================================================================
(in thousands, except per share amounts)                               Unaudited


                                                          SECOND QUARTER                       SIX MONTHS ENDED JUNE 30,
                                            -----------------------------------        -----------------------------------------
                                                2001          2000       CHANGE            2001           2000        % CHANGE
                                            -----------   -----------   -------        -----------   ------------   ------------
REVENUES
        Access                               $ 224,696     $ 198,101     13.4%         $  442,800       $387,620          14.2%
        Hosting and Value-added services        37,447        31,285     19.7%             76,130         56,507          34.7%
        Transport                               26,599        21,862     21.7%             52,261         45,487          14.9%
        International                           14,052        16,676    -15.7%             31,070         26,162          18.8%
                                            -----------   -----------                  -----------   ------------
TOTAL REVENUES                                 302,794       267,924     13.0%            602,261        515,776          16.8%

OPERATING EXPENSES
        Cost of sales                          345,498       308,222     12.1%            690,751        592,150          16.7%
        Selling, general and administrative    152,794       124,645     22.6%            305,840        232,981          31.3%
        Depreciation and amortization          103,185        61,808     66.9%            196,710        115,594          70.2%
        Special Charge (2)                      47,909             -       n/m             47,909              -            n/m
                                            -----------   -----------                  -----------   ------------
TOTAL OPERATING EXPENSES                       649,386       494,675     31.3%          1,241,210        940,725          31.9%

OPERATING LOSS                                (346,592)     (226,751)    52.9%           (638,949)      (424,949)         50.4%

OTHER INCOME (EXPENSE)
        Interest income (expense), net          (6,155)        2,027       n/m             (4,940)          (946)           n/m
        Other - net                                278           737    -62.3%                 96         (7,330)           n/m
                                            -----------   -----------                  -----------   ------------
LOSS BEFORE INCOME TAXES                      (352,469)     (223,987)    57.4%           (643,793)      (433,225)         48.6%
        Income taxes                             1,104           720     53.3%              2,130          1,308          62.8%
                                            -----------   -----------                  -----------   ------------
NET LOSS                                    $ (353,573)   $ (224,707)    57.3%         $ (645,923)    $ (434,533)         48.6%
                                            ===========   ===========                  ===========   ============


PRO FORMA PER SHARE DATA (1):
        Loss Per Share                         $ (0.36)      $ (0.23)    56.5%            $ (0.66)       $ (0.45)         46.7%
        Special Charge Per Share                 (0.05)            -       n/m              (0.05)             -            n/m
                                            -----------   -----------                  -----------   ------------
        Loss Per Share Excluding
           Special Charge                      $ (0.31)      $ (0.23)    34.8%            $ (0.61)       $ (0.45)         35.6%
                                            ===========   ===========                  ===========   ============

        Common Shares Outstanding
          At the End of the Period             973,913       973,913                      973,913        973,913
                                            ===========   ===========                  ===========   ============

REPORTED PER SHARE DATA:
        Basic and Diluted Loss Per Share       $ (1.84)     $ (11.14)      n/m            $ (3.36)      $ (22.62)           n/m
        Special Charge Per Share                 (0.25)            -       n/m              (0.25)             -            n/m
                                            -----------   -----------                  -----------   ------------
        Loss Per Share Excluding
           Special Charge                      $ (1.59)     $ (11.14)      n/m            $ (3.11)      $ (22.62)           n/m
                                            ===========   ===========                  ===========   ============

        Basic and Diluted Weighted-Average
          Common Shares Outstanding            192,169        20,167                      192,169         19,212
                                            ===========   ===========                  ===========   ============

----------------------------------------------------------------
(1) Pro Forma per Share Data is based on the assumed conversion of the Class B common stock into 800 million shares of Class C common stock at the end of each period presented. The ability of Verizon to convert its Class B common stock is limited by an FCC order which addresses, among other things, its ownership in Genuity. See Genuity Inc.'s Form 10-K for a detailed discussion of the conditions surrounding this conversion.
(2) The Special Charge includes costs associated with the Company's workforce reduction initiative and lease cancellation and other costs associated with facilities which will be exited.
n/m=not meaningful

GENUITY INC.
SELECTED FINANCIAL DATA
================================================================================
(in thousands)                                                         Unaudited

                                                              SECOND QUARTER                      SIX MONTHS ENDED JUNE 30,
                                                 --------------------------------------   --------------------------------------
                                                     2001          2000      % CHANGE         2001          2000      % CHANGE
                                                 -----------   -----------   ----------   -----------   -----------   ----------
Financial data
--------------

      EBITDA
         Operating loss                          $ (346,592)   $ (226,751)      52.9%     $ (638,949)   $ (424,949)      50.4%
         Depreciation and amortization              103,185        61,808       66.9%        196,710       115,594       70.2%
                                                 -----------   -----------                -----------   -----------
            EBITDA - Reported                      (243,407)     (164,943)      47.6%       (442,239)     (309,355)      43.0%
         Special Charge                              47,909             -         n/m         47,909             -         n/m
                                                 -----------   -----------                -----------   -----------
            EBITDA - Excluding Special
              Charge                             $ (195,498)   $ (164,943)      18.5%     $ (394,330)   $ (309,355)      27.5%
                                                 ===========   ===========                ===========   ===========
         EBITDA Margin - Reported                      (80%)         (62%)                      (73%)         (60%)
                                                 ===========   ===========                ===========   ===========
         EBITDA Margin - Excluding Special
              Charge                                   (65%)         (62%)                      (65%)         (60%)
                                                 ===========   ===========                ===========   ===========

      Capital Expenditures/1/
      -----------------------
         Access                                    $ 85,164      $ 81,682        4.3%      $ 124,235    $  109,201       13.8%
         Hosting and Value-added services            25,287        33,947      -25.5%         32,648        54,419      -40.0%
         GNI/Transport                              233,717       195,206       19.7%        309,383       298,991        3.5%
         International                               13,956         6,936      101.2%         14,820         9,475       56.4%
         Other                                       51,435        19,908      158.4%         79,615        28,686      177.5%
                                                 -----------   -----------                -----------   -----------
            Total capital expenditures            $ 409,559     $ 337,679       21.3%      $ 560,701    $  500,772       12.0%
                                                 ===========   ===========                ===========   ===========


      Depreciation and Amortization
      -----------------------------
         Access                                    $ 20,084      $ 12,754       57.5%       $ 37,072    $   24,708       50.0%
         Hosting and Value-added services             9,386         5,827       61.1%         18,595        10,040       85.2%
         GNI/Transport                               53,758        28,005       92.0%        101,878        50,441      102.0%
         International                                2,387           317      653.0%          4,406           388     1035.6%
         Other                                       17,570        14,905       17.9%         34,759        30,017       15.8%
                                                 -----------   -----------                -----------   -----------
            Total depreciation and amortization   $ 103,185      $ 61,808       66.9%      $ 196,710    $  115,594       70.2%
                                                 ===========   ===========                ===========   ===========

------------------------------------------------------
/1/ Includes accruals and capital leases, excludes capitalized software n/m=not meaningful

GENUITY INC.
SELECTED KEY PERFORMANCE INDICATORS
================================================================================
(dollars in thousands)                                                 Unaudited

                                                                                           AT JUNE 30,
                                                                     ----------------------------------------------------

                                                                        2001          2000         CHANGE        % CHANGE
                                                                     ---------      --------      --------       --------
ACCESS
        Dedicated
              # of Installed Connections                                4,150         3,800           350             9%
              Annualized Average Revenue per Installed Connection       $48.1         $43.4          $4.7            11%

        Dial-up (2)
              # of Installed Modems                                   958,248       721,704       236,544            33%
              % of Modems on GNI                                          40%           18%       2200 bp            n/m

        Broadband (2)
              Total Subscribers                                       452,118        76,651       375,467           490%

        AOL as % of Total Revenue (1)                                     34%           45%         (1100) bp        n/m

HOSTING
        Managed Customers                                                 337           248            89            36%

        Gross Data Center Square Feet Under Agreement (K)                 389           197           192            97%

INTERNATIONAL
        # of Installed Connections                                        231           159            72            45%

        Gross Data Center Square Feet Under Agreement (K)                  15             -            15            n/m

SALES FORCE
        Total # of Direct Quota-Carrying Personnel                        438           370            68            18%


Notes:
        (1) A reduction in this item is considered favorable to GENUITY.
        (2) Includes AOL.
        n/m = not meaningful

GENUITY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------
(in thousands)                                                        Unaudited

                                                                               JUNE 30,           DECEMBER 31,
                                                                                 2001                 2000
                                                                          -------------------  -------------------
ASSETS
        CURRENT ASSETS
               Cash & cash equivalents                                          $     70,917         $    868,926
               Accounts receivable, net                                              354,763              369,460
               Other current assets                                                   48,673               51,600
                                                                                -------------         ------------
                  TOTAL CURRENT ASSETS                                               474,353            1,289,986
        Property, plant and equipment, net                                         3,401,074            3,009,706
        Goodwill and other intangibles, net                                          519,950              526,449
        Other assets                                                                  76,085               73,184
                                                                                -------------         ------------
        TOTAL ASSETS                                                             $ 4,471,462          $ 4,899,325
                                                                                =============         ============



LIABILITIES AND STOCKHOLDERS' EQUITY
        CURRENT LIABILITIES
               Short-term obligations                                              $ 828,147             $ 35,514
               Accounts payable                                                      118,298              442,874
               Other current liabilities                                             329,977              588,197
                                                                                -------------         ------------
                  TOTAL CURRENT LIABILITIES                                        1,276,422            1,066,585
        Long-term liabilities                                                         76,421               66,855
                                                                                -------------         ------------
        TOTAL LIABILITIES                                                          1,352,843            1,133,440

        STOCKHOLDERS' EQUITY                                                       3,118,619            3,765,885
                                                                                -------------         ------------
        TOTAL LIABILITIES AND
           STOCKHOLDERS' EQUITY                                                  $ 4,471,462          $ 4,899,325
                                                                                 ===========          ===========


GENUITY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(in thousands)                                                         Unaudited


                                                                                   SIX MONTHS ENDED JUNE 30,
                                                                                   2001                 2000
                                                                              ------------         -------------
CASH FLOWS FROM OPERATING ACTIVITIES
        Net loss                                                                 $ (645,923)           $ (434,533)
        Adjustments to reconcile net loss to net cash used in operations:
               Noncash portion of special charge                                    43,282
               Depreciation and amortization                                        196,710               115,594
               Changes in current assets and current liabilities                    (92,861)                3,152
               Other, net                                                            (6,238)                5,301
                                                                                -----------           -----------
        NET CASH USED IN OPERATING ACTIVITIES                                      (505,030)             (310,486)
                                                                                -----------           -----------
CASH FLOWS FROM INVESTING ACTIVITIES
        Capital expenditures                                                       (983,953)             (545,728)
        Capitalized software                                                        (46,133)              (12,670)
                                                                                -----------           -----------
        NET CASH USED IN INVESTING ACTIVITIES                                    (1,030,086)             (558,398)
                                                                                -----------           -----------
CASH FLOWS FROM FINANCING ACTIVITIES
        Proceeds from short-term borrowings                                         750,000
        Proceeds from stock offering, net of expenses                                                  1,831,547
        Repayment of note payable--GTE                                                                  (136,484)
        Contributions from GTE                                                                         1,150,930
        Other                                                                       (12,893)             (51,458)
                                                                                -----------           -----------
        NET CASH PROVIDED BY FINANCING ACTIVITIES                                   737,107             2,794,535
                                                                                -----------           -----------
        NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       (798,009)            1,925,651

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                      868,926                 6,044
                                                                                -----------           -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                        $    70,917           $ 1,931,695
                                                                                ===========           ===========
